Exhibit 5.1

July 2, 2010

The Jones Financial Companies, L.L.L.P.

12555 Manchester Road

St. Louis, Missouri 63131-3729

Re:    The Jones Financial Companies, L.L.L.P.;
$275,000,000 Aggregate Amount of Limited Partnership Interests

Ladies and Gentlemen:

We have acted as special counsel to The Jones Financial Companies, L.L.L.P., a Missouri registered limited liability limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to, among other things, the proposed offer and sale of non-voting, non-transferable limited partnership interests (the “Interests”) to be issued pursuant to the Partnership’s Seventeenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership dated as of May 26, 2010 (the “Partnership Agreement”).

In connection herewith, we have examined:

(1)    the Registration Statement; and

(2)    the Partnership Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Seventeenth Restated Certificate of Limited Partnership of the Partnership, dated as of June 17, 2010, as amended (the “Certificate”) and such other partnership records, agreements and instruments of the Partnership, certificates of public officials and officers of the Partnership, and such other documents, records, and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

The Jones Financial Companies, L.L.L.P.

July 2, 2010

In connection with the foregoing, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of the Partnership Agreement, the Registration Statement and the Certificate. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such partnership records, agreements and instruments of the Partnership, statements and certificates of public officials, officers of the Partnership, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Partnership Agreement and certificates and statements of appropriate representatives of the Partnership.

In addition, in our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Partnership in connection with the issuance and sale of the Interests.

In connection herewith, we have assumed that, other than with respect to the Partnership, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Partnership is a validly existing registered limited liability limited partnership under the laws of the State of Missouri.

2. The Interests have been duly authorized by all necessary action of the Partnership and, upon receipt of the consideration for the Interests in the manner contemplated by the Partnership Agreement and the Registration Statement, such Interests will be legally and validly issued, fully paid and non-assessable.

Our opinions herein reflect only the application of applicable Missouri law and the federal laws of the United States. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

The Jones Financial Companies, L.L.L.P.

July 2, 2010

This opinion letter is being delivered by us in connection with the filing of the Registration Statement with the Commission. We do not give any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the references to our firm name therein. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Interests.

Very truly yours,

/s/ Bryan Cave LLP